Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Alon Refining Krotz Springs, Inc.
We consent to the use of our report dated September 23, 2009, with respect to the balance sheets of the Krotz Springs Refining Business of Valero Energy Corporation as of June 30, 2008, and December 31, 2007 and 2006, and the related statements of operations, changes in net parent investment, and cash flows for the six months ended June 30, 2008 and for each of the years in the two-year period ended December 31, 2007.
/s/ KPMG LLP

Dallas, Texas
March 16, 2010